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                      U.S. SECURITIES EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported) - October 30, 1997

                            Embassy Acquisition Corp.
             (Exact name of registrant as specified in its charter)

          Florida                                0-27836                           65-0643773
------------------------------              ----------------                  --------------------
   (State or other juris-                   (Commission File                    (IRS Employer
diction of incorporation)                        Number)                      Identification No.)

                1428 Brickell Avenue, Suite 105
                         Miami, Florida                   33131
              ----------------------------------------  ----------
              (Address or principal executive offices)  (zip code)

      Registrant's telephone number, including area code:  (305) 374-6700
                                                         ----------------

                                     NONE
        -------------------------------------------------------------
        (Former name or former address, if changed since last report)
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Item 1.          Changes in Control of Registrant

                 Not Applicable


Item 2.          Acquisition or Disposition of Assets

                 Not Applicable


Item 3.          Bankruptcy or Receivership

                 Not Applicable


Item 4.          Changes in Registrant's Certifying Accountant

                 Not Applicable


Item 5.          Other Events

                 Embassy Acquisition Corp. ("Embassy") and Orthodontix, Inc. ("Orthodontix"), a Florida corporation, entered into an Agreement and Plan of Merger and Reorganization (the "Agreement") dated as of October 30, 1997. Pursuant to the Agreement, the parties shall engage in a business combination (the "Transaction"), which at the closing of the Transaction (the "Closing") will result in Orthodontix becoming a wholly owned subsidiary corporation of Embassy in exchange for that number of shares of Common Stock of Embassy (the "Merger Stock") representing approximately 56% of Embassy's outstanding shares of Common Stock after giving effect to the Transaction but without giving effect to any options or warrants to acquire shares of Common Stock which are contemplated to be outstanding at the Closing. The actual number of shares to be issued in connection with the Transaction is subject, in part, to the average of the closing bid and ask price, as reported on the OTC Electronic Bulletin Board or similar quotation board of Embassy s shares of Common Stock for the 15 trading days immediately preceding the date of the Closing (the "Share Value").

                 Pursuant to the terms of the Agreement, the recipients of 1,300,000 shares of the Merger Stock (approximately 23% of Embassy's outstanding shares of Common Stock after giving effect to the Transaction, assuming an Embassy Share Value of $8.00 per share) and the shares of Merger Stock to be issued in connection with the Practice Acquisitions (as defined below) (approximately 33% of Embassy's outstanding shares of Common Stock after giving effect to the Transaction, assuming an Embassy Share Value of $8.00 per share), respectively, have agreed, for a period of 15 months and six months, respectively, from the date of the Closing, not to make any offer, sale or disposition of any of the Merger Stock to be issued to them in connection with the Transaction. The Transaction is contemplated to be tax-free to the Company and its shareholders.

                 The intended principal business activity of Orthodontix is providing practice management services to orthodontic practices. Orthodontix has conducted no operations to date other than in connection with its agreements to acquire certain assets, assume certain liabilities, and provide long-term management services to certain orthodontic practices (the "Practices") in exchange for cash and shares of common stock. (the "Practice Acquisitions"). Based on information received from Orthodontix at the Closing, Orthodontix shall provide practice management services





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                 to approximately 24 orthodontic practices, which generate
                 gross revenue of approximately $16 million annually. Embassy was formed in November 1995 to effect a business combination with a business entity.

                 At the Closing, Embassy will change its name to "Orthodontix, Inc.," Stephen J. Dresnick, M.D. (a member of Embassy's Board of Directors, President and Chief Executive Officer of Sterling Healthcare Group, Inc. and Vice Chairman of the Board of FPA Medical Management, Inc.) and Glenn Halpryn (Chairman of Embassy's Board and Vice Chairman of Central Bank of Miami) would continue to be members of the Board of Directors of Embassy, with Dr. Dresnick assuming the role of Chairman of Embassy. There can be no assurance that the proposed Transaction will be consummated on these or any other terms.

                 The Closing is subject to, among other conditions, the closing of the Transaction by March 1, 1998 (unless that date is extended by mutual agreement of the parties), approval of the Transaction by the shareholders of Embassy and Orthodontix, certain regulatory and third party approvals and consents, and the closing of the Practice Acquisitions. There can be no assurance that the proposed Transaction will be consummated on these or any other terms.


Item 6.          Resignations of Registrant's Directors

                 Not Applicable


Item 7.          Financial Statements and Exhibits

                 (a)      Financial statements of businesses acquired

                          None

                 (b)      Pro forma financial information

                          None

                 (c)      Exhibits


                          2.1 Agreement and Plan of Reorganization dated as of October 30, 1997 between the Registrant and Orthodontix, Inc.

                          99.1    Press release dated November 7,1997


Item 8.          Change in Fiscal Year

                 Not Applicable





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Item 9.          Sales of Equity Securities Pursuant to Regulation S

                 Not Applicable




                     [THIS SPACE INTENTIONALLY LEFT BLANK]





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                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            EMBASSY ACQUISITION CORP.
                                            (Registrant)





Dated: November 7, 1997                     By: /s/ Glenn L. Halpryn
                                                ------------------------------
                                                Glenn L. Halpryn, President





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